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                                                                 EXHIBIT 5.1



                        [BROBECK, PHLEGER & HARRISON LLP]



March 19, 2002



JetBlue Airways Corporation
80-02 Kew Gardens Road
New York, New York 11415

           Re: JetBlue Airways Corporation Registration Statement on Form S-1 for 6,325,000 Shares of Common Stock

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 originally filed by JetBlue Airways Corporation, a Delaware corporation (the "Company") with the Securities and Exchange Commission on February 12, 2002, as thereafter amended or supplemented (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 5,500,000 shares of the Company's Common Stock (the "Shares") as described in the Registration Statement. The Shares also include an over-allotment option granted by the Company to the Underwriters to purchase 825,000 additional shares to be sold to the Underwriters as described in such Registration Statement for resale to the public. As your counsel in connection with the transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

This opinion is being furnished in accordance with the requirements of Item 16(a) of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the issuance and sale of the Shares. In addition, we have relied on certificates of officers of the Company and certificates of public officials as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. Based on the foregoing, we are of the opinion that the Shares have been duly authorized, and if, as and when issued in accordance with the Registration Statement and the related prospectus (as amended and supplemented through the date of issuance) will be legally issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm wherever appearing in the Registration Statement and the related prospectus (as amended and supplemental through the date of issuance) which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and


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March 19, 2002
Page 2



regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

                               Very truly yours,


                               BROBECK, PHLEGER & HARRISON LLP